EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Limited Brands, Inc. and its subsidiaries (“the Company”), for the registration of 7,000,000 shares of its Common Stock pertaining to the Limited Brands, Inc. 2011 Stock Option and Performance Incentive Plan, of our reports dated March 18, 2011 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in the Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio
August 31, 2011